EXHIBIT 99.1

MGP Ingredients, Inc. Reports Results for First Quarter of New Fiscal Year

Cites Sales From Newly-Acquired Indiana Distillery and Improving Profits in Ingredients

Highlights

  Q1 net sales up 34% vs. year ago led by food grade alcohol
  Q1 net income per share of $0.10 vs. year ago income of $0.04 per share, driven by gain associated with sale of joint venture interest
  Distillery sales up 44% to $72.4 million for Q1 vs. prior-year period
  Q1 operating profits impacted by unfavorable change in open commodity contracts, plus one-time expenses for LDI acquisition and corporate restructuring

ATCHISON, Kan., May 9, 2012 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc.(Nasdaq:MGPI) today reported financial results for the first quarter ended March 31, 2012. In August 2011, the Company changed its fiscal year end to December 31 from June 30. As a result, the new fiscal year covers the period from January 1, 2012, through December 31, 2012.

Net income for the three-month period ended March 31, 2012, includes a $4.0 million gain on the previously announced sale of 20 percent of the Company's interest in the Illinois Corn Processing joint venture. The Company's ingredient solutions segment showed greatly improved profitability from both the prior-year period and the linked quarter. This was partially offset by lower pre-tax income in distillery products, in which the Company experienced a swing in earnings with a $0.8 million unfavorable impact on earnings related to the accounting for open commodity contracts compared to a $1.5 million favorable impact for the prior-year period. Also in the current quarter, the Company recorded initial sales, including premium bourbon and whiskeys, from its recently-acquired distillery in Lawrenceburg, Ind. Operational improvements are underway at the facility under new leadership, complemented by a stronger sales and marketing team.

"We're making great progress in terms of a higher value sales mix, thanks in part to the addition of premium bourbons and whiskeys to our product portfolio," said Tim Newkirk, president and chief executive officer. "However, we aren't satisfied with our ability to generate consistently higher profit margins. During the quarter, we entered a grain supply contract for the Indiana distillery and amended the grain supply agreement for our Atchison facility that now permits us to secure corn for delivery up to 12 months in the future at fixed prices. This marks a significant change from past purchase and hedging practices for corn, our most important largest ingredient. We implemented strategic sourcing for wheat flour several years ago. By partnering with world-class corn suppliers, we have taken a major step toward better managing our corn volatility. This will be especially important as we grow our businesses in an environment of stubbornly high commodity prices."

For the first quarter ended March 31, 2012, the Company reported net income of $1.8 million, or $0.10 per diluted share, compared with net income of $700,000, or $0.04 per diluted share, in the prior-year period. Gross profit in the first quarter was $5.5 million on net sales of $86.3 million compared with gross profit of $6.5 million in the prior-year period on net sales of $64.1 million. Gross profit margin was adversely impacted from the production shutdown in December 2011, but operations showed sequential monthly improvement in this year's first quarter. The Company did not gain the full benefit of its new corn sourcing agreement during the quarter because it was finalized in the last month of the period. First quarter 2012 operating income was also impacted by one-time costs related to the commencement of production at LDI, as well as reorganization expenses.

Distillery Products Segment Review

  Distillery products sales for the first quarter were $72.4 million, an increase of 44 percent compared to the prior year quarter. The majority of this increase was attributable to an $18.4 million, or 44 percent, rise in sales of high quality food grade alcohol, driven by per unit pricing gains of 27 percent and unit volume increases of approximately 13 percent. Non-food grade alcohol sales declined by 12 percent compared with the prior-year period. The recent acquisition of LDI's beverage alcohol distillery added significant new volume this quarter compared to one year ago.
  The distillery products segment reported first quarter pre-tax operating income of $2.6 million compared to pre-tax operating income of $5.4 million during the same quarter a year ago. Despite higher unit volumes and per unit pricing of food grade alcohol, pre-tax margins were impacted by accounting for open commodity contracts as earlier stated. The per-bushel cost of corn for the three months averaged 6 percent higher than the same period a year ago. Quarter-on-quarter comparison was negatively affected by a $2.3 million difference in the profit impacts of open hedge contracts, as mentioned above.

Ingredient Solutions Segment Review

  Ingredient segment sales for the first quarter were $13.5 million, approximately even with the prior year's quarter. Higher average pricing more than offset declines in unit volume. While sales of commodity starches increased significantly during the quarter, the Company remains focused on sales of its specialty starches and proteins.
  The ingredients segment reported a first quarter pre-tax operating income of $1.6 million compared to pre-tax operating income of $100,000 for the quarter a year ago. This was principally due to improved average selling prices, a higher value product mix and lower natural gas prices. Flour costs averaged approximately 5 percent higher compared with the prior-year period.

Other Segment Review

  Sales of the Company's plant-based biopolymers in the first quarter were $281,000, which was modestly lower than prior year levels. The Company reported a pre-tax operating loss of $96,000 compared to a pre-tax loss of $175,000 in the prior year's quarter. In January 2012, MGPI announced an externally funded project with the Kansas Alliance for Biorefining and Bioenergy and four Kansas universities. The goal is to find innovative ways to produce cost-competitive bio-based foams, plastics, and other materials from distillers dried grains and soluables.

Newkirk concluded, "We've made significant changes at MGPI over the years in terms of our product portfolio, our cost structure and our business processes. As a result, we are generating profitable sales in the face of near-record commodity costs, compared with significant losses during the last period in which prices approached these levels. However, this is only a starting point. With initiatives like our new raw materials strategy and the addition of higher value beverages from our newly-acquired Indiana distillery, we are working to improve profitability in subsequent quarters."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. has pioneered food science innovation and the production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kansas, Onaga, Kansas, and its newest facility in the adjoining towns of Lawrenceburg and Greendale, Indiana.  Each is dedicated to utilizing the latest technologies to assure the highest quality products and superior customer service. For more information, visit www.mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) and actions of governments, (x) consumer tastes and preferences.    For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in Part II of the Company's Transition Report on Form 10-K for the six-month period ended December 31, 2011.

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended
(Dollars in thousands, except per share)	Mar. 31, 2012	Mar. 31, 2011
Gross Sales	$ 88,430	$ 64,211
Less Excise Taxes	2,086	23
Net Sales	$ 86,344	$ 64,188
Cost of Sales	80,765	57,669
Gross Profit	$ 5,579	$ 6,519

Selling, General and Administrative Expenses	$ 7,748	$ 5,690
Other operating costs	74	--
Income (loss) from Operations	$ (2,243)	$ 829

Gain on Joint Venture Interest	4,055	--
Other Income, Net	2	3
Interest Expense	(255)	(92)
Equity in earnings of joint ventures	437	124
Income Before Income Taxes	$ 1,996	$ 864

Provision for Income Taxes	120	163
Net Income	$ 1,876	$ 701

Other Comprehensive Income	173	17
Comprehensive Income	$ 2,049	$ 718

Basic Earnings Per Common Share	$ 0.10	$ 0.04
Diluted Earnings Per Common Share	$ 0.10	$ 0.04

Weighted average shares outstanding – Basic	16,916,304	16,711,938
Weighted average shares outstanding – Diluted	16,919,308	16,732,812

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	Mar. 31, 2012	Dec. 31, 2011	(Dollars in thousands)	Mar. 31, 2012	Dec. 31, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ --	$ 383	Current maturities on long-term debt	$ 1,684	$ 1,670
Restricted cash	6,151	7,605	Revolving credit facility	21,792	21,142
Receivables	35,788	27,804	Accounts payable	20,970	22,704
Inventory	34,318	31,082	Accounts payable to affiliate, net	4,787	6,167
Prepaid expenses	1,367	958	Accrued expenses	5,841	4,023
Deposits	--	--	Derivative Liabilities	3,165	3,465
Deferred income taxes	6,802	6,056	Total Current Liabilities	$ 58,239	$ 59,171
Refundable income taxes	446	566	Other Liabilities:
Derivative Assets	--	1,304	Long-term debt, less current maturities	6,425	6,852
Assets held for sale	--	2,300	Deferred credit	4,045	4,195
Total Current Assets	$ 84,872	$ 78,058	Accrued retirement, health and life insurance benefits	6,415	6,309

Property and equipment, at cost	186,036	185,386	Other non-current liabilities	1,744	2,144
Less accumulated depreciation	(111,143)	(108,307)	Noncurrent deferred income taxes	6,802	6,056
Net property, plant and			Total Other Liabilities	$ 25,431	$ 25,556
equipment	$ 74,893	$ 77,079	Total Liabilities	$ 83,670	$ 84,727
Investment in unconsolidated subsidiary	8,049	12,147	Stockholders' Equity	85,918	84,430
Other assets	1,774	1,873	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 169,588	$ 169,157	STOCKHOLDERS' EQUITY	$ 169,588	$ 169,157

Capital Structure
Net Investment in:
Cash and cash equivalents	$ --	$ 383
			Financed By:
Working capital	$ 26,633	$ 18,887	Long-term debt*	$ 6,425	$ 6,852
Property, plant and equipment	74,893	77,079	Deferred liabilities	19,006	18,704
Other non-current assets	9,823	14,020	Stockholders' equity	85,918	84,430
Total	$ 111,349	$ 109,986	Total	$ 111,349	$ 109,986
*Excludes short-term portion. Short- term portion is included within working capital.
CONTACT: Marta Myers, 913-367-1480